Exhibit 10.6

DIRECTOR COMPENSATION PROGRAM UNDER THE
INTERMEC, INC. 2008 OMNIBUS INCENTIVE PLAN

The following provisions set forth the terms of the compensation program (the "Program") for nonemployee directors of Intermec, Inc. (the "Company") under the Intermec, Inc. 2008 Omnibus Incentive Plan (the "Plan").  The following terms are intended to supplement, not alter or change, the provisions of the Plan, and in the event of any inconsistency between the terms contained herein and in the Plan, the Plan shall govern.  All capitalized terms that are not defined herein shall be as defined in the Plan.

1.	Eligibility

Each director of the Company elected or appointed to the Board who is not otherwise an officer or employee of the Company or a Related Company (a "Director") shall be eligible to receive the Awards set forth in the Program.

2.	Option Grants

(a)	Timing and Number of Shares Subject to Option Grants

(i)            Annual Option Grants.  Immediately after the 2008 Annual Meeting of Stockholders and at each Annual Meeting of Stockholders thereafter, each Director shall automatically be granted a Nonqualified Stock Option to purchase shares of Common Stock with a Black-Scholes value of $80,000, with any fractional share rounded to the nearest whole share (0.5 to be rounded up) (each, an "Annual Option Grant").

(ii)           Initial Option Grants.  Any person who becomes a Director at any time of the year other than the date of the Annual Meeting of Stockholders shall automatically be granted a Nonqualified Stock Option to purchase shares of Common Stock for a pro rata portion of the value of the most recent preceding Annual Option Grant, based on the time remaining in the one-year period following the date of the previous Annual Meeting of Stockholders, such grant to be effective on the date he or she becomes a Director (an "Initial Option Grant").

(iii)           Makeup Option Grants.  Immediately after the 2008 Annual Meeting of Stockholders, each Director shall automatically be granted a Nonqualified Stock Option to purchase shares of Common Stock for a pro rata portion of the value of the Annual Option Grant made on the same date, based on the time between January 1, 2008 and the date of the 2008 Annual Meeting of Stockholders (each, a "Makeup Option Grant").

(b)	Exercise Price of Options.

Annual Option Grants, Initial Option Grants and Makeup Option Grants shall have a per share exercise price equal to the Fair Market Value of the Common Stock on the Grant Date of the Option.

(c)	Option Vesting and Exercisability

Options granted at the Annual Meeting of Stockholders shall vest and become exercisable in four equal installments (subject to adjustment for fractional shares) on the first business day of each fiscal quarter of the Company, beginning on the Grant Date.  Options granted on a day other than the date of the Annual Meeting of Stockholders shall vest and become exercisable in equal installments (subject to adjustment for fractional shares) on the Grant Date and the first business day of each fiscal quarter of the Company, if any, that occurs up to, and including, the first quarter of the year in which the next Annual Meeting of Stockholders occurs.  Notwithstanding the forgoing, Makeup Option Grants made pursuant to Section 1(a)(iii) shall vest and become exercisable in three installments (subject to adjustment for fractional shares) on the first business day of each fiscal quarter of the Company, beginning on the Grant Date.  The first installment will be equal to one half of the Makeup Option Grant; the second and third installments will be equal to one quarter of the Makeup Option Grant.

(d)	Term of Options

Each Option shall expire seven years from the Grant Date thereof, but shall be subject to earlier termination as follows:

(i)            In the event that a Director ceases to be a Director of the Company for any reason other than the death of the Director, the unvested portion of any Option granted to the Director shall terminate immediately, and the vested portion of the option may be exercised by the Director only within three years after the date he or she ceases to be a Director of the Company or prior to the date on which the Option expires by its terms, whichever is earlier.

(ii)           In the event of the death of a Director, the unvested portion of any Option granted to the Director shall become fully vested and exercisable, and the option may be exercised only within three years after the date of death of the Director or prior to the date on which the Option expires by its terms, whichever is earlier, by the personal representative of the Director's estate, the person(s) to whom the Director's rights under the option have passed by will or the applicable laws of descent and distribution, or any beneficiary designated pursuant to Section 13 of the Plan.

(e)	Exercise of Options

Options shall be exercised by giving the required notice to the Company (or a brokerage firm designated or approved by the Company), stating the number of shares of Common Stock with respect to which the Option is being exercised, accompanied by payment in full for such Common Stock, which payment may be, to the extent permitted by applicable laws and regulations, in whole or in part, (a) in cash or check; (b) by having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option; (d) by tendering (either actually or by attestation) shares of Common Stock owned by the Director that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option; (e) if and so long as the Common Stock is registered under the Exchange Act, by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, to promptly deliver to the Company the amount of proceeds to pay the exercise price, all in accordance with the regulations of the Federal Reserve Board.

3.	Restricted Deferred Stock Unit Grants

(a)	Timing and Number of Restricted Deferred Stock Units

(i)            Annual Restricted Deferred Stock Unit Grants.  Immediately after the 2008 Annual Meeting of Stockholders, and at each Annual Meeting of Stockholders thereafter, each Director shall automatically be granted restricted deferred stock units with a value of $80,000, based on the Fair Market Value of the Common Stock on the Grant Date, with any fractional share rounded to the nearest whole share (0.5 to be rounded up) (each, an "Annual Restricted Deferred Stock Unit Grant"); provided, that any person who becomes a Director at any time of the year other than the date of the Annual Meeting of Stockholders shall receive a pro rata portion of the value of the most recent preceding Annual Restricted Deferred Stock Unit Grant, based on the time remaining in the one-year period following the date of the previous Annual Meeting of Stockholders, such grant to be effective on the date he or she becomes a Director.

(ii)           Makeup Restricted Deferred Stock Unit Grant.  Immediately after the 2008 Annual Meeting of Stockholders, each Director shall automatically receive a pro rata portion of the value of the Annual Restricted Deferred Stock Unit Grant made on the same date, based on the time between January 1, 2008 and the date of the 2008 Annual Meeting of Stockholders.

(b)	Mandatory Deferrals of Restricted Deferred Stock Units

All restricted deferred stock unit grants that Directors are entitled to receive under the Program shall automatically be deferred into and shall be subject to the terms and conditions of the Company's Director Deferred Compensation Plan or any similar successor plan thereto (the "Deferred Compensation Plan").

(c)	Vesting of Restricted Deferred Stock Units

All restricted deferred stock unit awards granted under the Program shall be fully vested as of the date of the next Annual Meeting of Stockholders following the Grant Date, assuming the Director's continued service on the Board during such period.  In the event of a Director's termination of service prior to the vesting of restricted deferred stock units, such units shall automatically be forfeited to the Company.

4.	Terms and Conditions of Payment of Fees

(a)	Retainer Fees

There shall automatically be granted each year to each Director retainer fees of $40,000.  In addition, a non-executive Director serving as Chairman of the Board shall be paid an additional retainer of $150,000 for the twelve month period ending June 30, 2008 and $120,000 for each twelve month period thereafter.  This additional retainer payable to the Chairman of the Board shall automatically be deferred into a stock account under the Deferred Compensation Plan.  In addition, the Chairs of the Audit and Compliance Committee, Compensation Committee and Governance and Nominating Committee shall each be paid an additional annual retainer of $15,000, $10,000 and $10,000, respectively; provided that the Chairman of the Board, when also acting in the capacity of the Chair of the Governance and Nominating Committee, shall not receive any additional retainer, but if another director is appointed to the position of Chair of the Governance and Nominating Committee, he or she shall receive an additional retainer of $10,000.

(b)	Meeting Fees

Each Director shall automatically receive an attendance fee of $2,000 for each physical or telephonic meeting of the Board or a committee of the Board that the Director attended.

(c)	Payment of Fees

Except as otherwise set forth above, all retainer fees and meeting fees shall be paid in cash quarterly, after the end of the quarter in which earned.  Notwithstanding the foregoing and except as otherwise set forth above, Directors may elect to receive any retainer fees and meeting fees in shares of Common Stock in accordance with Section 4(d) below or may defer retainer fees and meeting fees into cash or stock accounts under the Deferred Compensation Plan.

(d)	Share Election and Issuance of Shares

(i)            Share Election. A Director may make a share election ("Share Election") to receive in the form of Common Stock all of his or her retainer fees or meeting fees earned in each calendar year that are otherwise payable in cash.  The shares of Common Stock (and cash in lieu of fractional shares) issuable pursuant to a Share Election shall be issued quarterly in accordance with Section 4(d)(ii).  The Share Election must be in writing and delivered to the Secretary of the Company on or prior to December 31 of the calendar year preceding the calendar year in which the applicable retainer fees or meeting fees are to be earned; provided, however, that any Director who commences service on the Board on or subsequent to January 1 of a calendar year may make a Share Election during the 30-day period immediately following the commencement of his or her directorship.  A Share Election, once made, shall be irrevocable for the calendar year with respect to which it is made and shall remain in effect for future calendar years, unless revoked in writing or modified by a subsequent Share Election with respect to future calendar years.  Such subsequent Share Election must be made on or prior to December 31 of the calendar year preceding the calendar year in which such revocation shall take effect and in accordance with the provisions hereof.

(ii)           Issuance of Shares.  Shares of Common Stock issuable to a Director pursuant to this Section 4 shall be issued to such Director on the first business day following the end of each calendar quarter.  The total number of shares of Common Stock to be issued shall be determined by dividing (x) the dollar amount of the Director's retainer fees and meeting fees for the preceding calendar quarter to which a Share Election applies by (y) the Fair Market Value of the Common Stock on the date such retainer fees or meeting fees would otherwise have been paid in cash.  In no event shall the Company be required to issue fractional shares.  In the event that a fractional share of Common Stock would otherwise be required to be issued, an amount in lieu thereof shall be paid in cash based on the Fair Market Value of such fractional share on the last business day of the preceding calendar quarter.

5.	Change of Control

Upon a Change of Control, (a) all Options outstanding as of the date of such Change of Control, and which are not then exercisable and vested, shall immediately become fully exercisable and vested; (b) the restrictions applicable to any restricted deferred stock unit grants shall lapse, and such restricted deferred stock unit grants shall become free of all restrictions and become fully vested and transferable; and (c) fees earned in respect of the calendar quarter in which the Change of Control occurs shall be paid in cash as soon as practicable.

6.	Amendment

The Board may amend the provisions contained herein in such respects as it deems advisable.  Any such amendment shall not, without the consent of the Director, impair or diminish any rights of a Director or any rights of the Company under an Award.

Provisions of the Plan (including any amendments) not discussed above, to the extent applicable to Directors, shall continue to govern the terms and conditions of Awards granted to Directors.